UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

KINDRED HEALTHCARE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee was calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dedicated to Hope, Healing and Recovery

May 18, 2015

Ms. Kathryn Cohen

Institutional Shareholder Services, Inc.

702 King Farm Boulevard, Suite 400

Rockville, MD 20850

RE:	Voting Recommendation Regarding Frederick J. Kleisner

Dear Ms. Cohen:

I am writing to relay additional information to both Institutional Shareholder Services, Inc. (“ISS”) and our shareholders that we believe should be considered with respect to the re-election of Mr. Frederick J. Kleisner to the Board of Directors of Kindred Healthcare, Inc (“Kindred”).

ISS issued a voting report on May 14, 2015 that recommended a vote “FOR” all Kindred’s director nominees with the exception of Mr. Kleisner, Chair of Kindred’s Executive Compensation Committee, based on its view that Kindred’s response to a shareholder proposal regarding change in control severance arrangements that garnered majority approval at the 2014 annual meeting (the “Shareholder Proposal”) was “insufficient.”

In fact, the Board of Directors amended Kindred’s Corporate Governance Guidelines on July 30, 2014 to adopt the very policy that was the subject of the Shareholder Proposal (as set forth and highlighted on pages 8 and 9 of the Corporate Governance Guidelines attached hereto), as noted in the Company’s Proxy Statement, which we believe makes the recommendation against Mr. Kleisner inaccurate and misleading. Moreover, ISS’s statement that “long-term cash awards will vest and pay out their maximum opportunity in the event of a change in control” is erroneous, since this plan was amended (and approved by shareholders) in 2013 to pay out at target upon a change in control.

Furthermore, the proponent of the Shareholder Proposal re-submitted an identical proposal for the 2015 annual meeting, which it then withdrew upon review of the amended Corporate Governance Guidelines and what it described as the “responsive steps” taken by Kindred’s Board of Directors (per the attached letter).

Kindred believes a vote “FOR” Mr. Kleisner is warranted for the following additional reasons:

•	Kindred maintains excellent corporate governance practices and has achieved the highest possible overall and compensation-specific corporate governance ratings (or QuickScore) from ISS;

•	Kindred has been and remains responsive to moving towards corporate governance and compensation best practices;

•	Kindred’s executive compensation practices have consistently been approved by its shareholders, including approval levels above 90% in each of the past two years; and

•	Mr. Kleisner has received overwhelming shareholder approval in each of the six years he has served as a director of the Company.

In light of the above, and what we believe is a misunderstanding of our implementation of the Shareholder Proposal, we urge ISS to reverse its recommendation. We have been responsive to our shareholders and this matter has been fully addressed by the Board. We believe this should be reflected in a vote “FOR” the re-election of Mr. Frederick J. Kleisner to the Kindred Board of Directors.

Sincerely,

/s/ Joseph L. Landenwich
Joseph L. Landenwich
Co-General Counsel and Corporate Secretary

CORPORATE GOVERNANCE GUIDELINES

Director Qualifications

The Board of Directors (the “Board”) will have a majority of directors who meet the independence and any other requirements under applicable laws and regulations and the rules of the New York Stock Exchange (“NYSE”) or such other exchange upon which the Company’s securities are principally traded. The Nominating and Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include, among other things, members’ qualification as independent, as well as consideration of diversity, age, skills, expertise and experience in the context of the needs of the Board. The Board’s determination of each director’s independence shall be on a case-by-case basis in which the Board considers any matters that could affect the ability of a director to exercise independent judgment in carrying out his or her responsibilities as a director. Nominees for directorship will be selected and approved by the Nominating and Governance Committee in accordance with its charter. The invitation to join the Board should be extended by the Board itself, by the Chair of the Nominating and Governance Committee or the Chairman of the Board.

It is the sense of the Board that a size of nine to twelve is appropriate. However, the Board may support a somewhat larger size in order to accommodate the availability of an outstanding candidate.

Individual directors whose principal occupation or business association has changed substantially from the time that they were elected to the Board must volunteer to resign from the Board, including any employee-directors. It is not the sense of the Board that in every instance the directors who retire or substantially change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board through the Nominating and Governance Committee to review the continued appropriateness of Board membership under the circumstances.

Service on Other Boards

In addition to the Company’s Board, no director may serve on more than three other public company boards and a director serving on the Audit Committee may not serve on the audit committee of more than two other public companies. In addition, the Chief Executive Officer may not serve on more than two other public company boards. Directors should advise the Chairman of the Board and the Chair of the Nominating and Governance Committee if they are being considered for election or appointment to another public company board. The Nominating and Governance Committee will determine whether the new board membership is compatible with continued service on the Company’s Board. Further, the Chief Executive Officer and other members of senior management must seek approval of the Board (or the Board committee to which this responsibility has been delegated) before accepting outside board memberships with for-profit entities.

No Term Limits; Retirement Age

Each director’s term expires when his or her successor is elected, and he or she may be re-elected. There is no limit on the number of terms, consecutive or not, for which a director may be elected. However, in general the expectation is that a director will serve no more than 10 years, at which time he or she will be expected to resign or not stand for re-election.

Any person who is 72 years of age or more shall not be eligible to be elected as a director or to hold a directorship; provided, however, that any person who reaches the age of 72 while a director may serve the remainder of his or her term. Notwithstanding the above, the Board, in its sole discretion, may waive the mandatory retirement and request that the director serve one additional term if it determines that the impending retirement of such director would cause a substantial hardship on the Company or the Board.

Director Elections

In accordance with the Company’s By-Laws, if none of the Company’s shareholders provides the Company notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a director election, or if shareholders have withdrawn all such nominations by the tenth day before the Company mails its notice of meeting to shareholders, a nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. The Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. The Board shall nominate only a candidate who agrees to tender or has tendered an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at any meeting at which he or she faces re-election in an uncontested election; and (ii) Board acceptance of such resignation. In addition, the Board shall fill a director vacancy and a new directorship only with a candidate who agrees to tender, promptly following his or her appointment to the Board, the same form of resignation tendered by other directors in accordance with this provision.

If an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether or not to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects any director whose resignation is under consideration to abstain from participating in the Board’s deliberation of any director resignations at that time. The Nominating and Governance Committee and the Board may consider any factors they deem appropriate and relevant in deciding whether or not to accept a director’s resignation due to his or her failure to receive the required vote for re-election.

Director Responsibilities

The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders. In discharging that obligation, directors should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors. The directors also shall be entitled to have the Company purchase reasonable directors’ and officers’ liability insurance on their behalf, to the benefits of indemnification to the fullest extent permitted by law and the Company’s charter, By-Laws and any indemnification agreements and to exculpation as provided by state law and the Company’s charter. The Board’s core responsibilities include, but are not limited to, the following:

•	Select individuals for Board membership and evaluate the performance of the Board, Board committees and individual directors;

•	Select, monitor, evaluate and compensate senior management;

•	Assure that management succession planning is adequate;

•	Review and approve significant corporate actions;

•	Review and monitor implementation of senior management’s strategic plans;

•	Review and approve the Company’s annual operating plans and budgets;

•	Monitor corporate performance and evaluate results compared to the strategic plans and other long-range goals;

•	Review the Company’s financial controls, reporting systems and enterprise risk management policies;

•	Review and approve the Company’s financial statements and financial reporting;

•	Review and monitor (i) the Company’s ethical standards and compliance with applicable healthcare laws, regulations, policies, professional standards and industry guidelines, and (ii) the Company’s programs, policies and procedures that support and enhance the quality of care provided by the Company; and

•	Monitor relations with shareholders, employees, and the communities in which the Company operates.

The Board is authorized to delegate these core responsibilities to one or more of the committees of the Board.

Board Meetings

Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting generally should be distributed in writing to the directors before the meeting, and directors should review these materials in advance of the meeting.

The Chairman will establish the agenda for each Board meeting (subject to approval, if applicable, by the Lead Independent Director). Notwithstanding the foregoing, each director is free to suggest the inclusion of items on the agenda, as well as to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will review the Company’s long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.

The non-management directors will meet in executive session at least quarterly to consider such matters as they deem appropriate, including, but not limited to, a review of the performance of the Chief Executive Officer.

Separation of the Offices of Chairman of the Board and Chief Executive Officer; Independent Chairman Policy

The Board believes it is in the best interests of the Company to separate the offices of Chairman of the Board and Chief Executive Officer. The Board further believes that the office of Chairman of the Board shall, whenever possible, be held by an individual who meets the criteria for independence required by the NYSE or such other exchange upon which the Company’s securities are principally traded. The foregoing policy shall not apply if no independent director is available and willing to serve as Chairman.

Lead Independent Director

If at any time the Chairman of the Board is not an independent director, the Board shall also have a Lead Independent Director. It is the policy of the Board in such circumstances that the Lead Independent Director be chosen annually by the independent directors from among the independent directors. The Lead Independent Director will (i) approve meeting agendas for the Board; (ii) approve Board meeting schedules to assure there is sufficient time to discuss all agenda items; (iii) preside at all meetings of the directors at which the Chairman is not present, including all meetings of the non-management directors; (iv) serve as a liaison between the Chairman and the non-management directors; (v) approve information sent to the Board; (vi) have the authority to call meetings of the non-management directors; (vii) be available for direct communication from major shareholders; and (viii) have such other duties as determined by the Board. The name and contact information of the Lead Independent Director (if any) will be disclosed in the annual proxy statement.

Communication by Board Members on Behalf of the Company

The Board believes that management speaks for the Company. Individual directors may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company. But it is expected that directors would make such communication with the prior knowledge of management and, absent unusual circumstances or as contemplated by the committee charters, only at the request of management.

Board Committees

The Board will have at all times an Audit Committee, a Quality and Compliance Committee, an Executive Compensation Committee and a Nominating and Governance Committee. All of the members of the Audit Committee, Executive Compensation Committee and Nominating and Governance Committee will be independent directors under the criteria established by the NYSE or such other exchange upon which the Company’s securities are principally traded. The members of the Quality and Compliance Committee are not required to be independent as defined under the rules of the NYSE or any other exchange upon which the Company’s securities are principally traded. Committee members will be appointed by the Board upon recommendation of the Nominating and Governance Committee with consideration of the desires of individual directors. It is the sense of the Board that consideration should be given to rotating committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

Each committee will have its own written, Board-approved charter. The charters will set forth the purposes, goals and responsibilities of the committees as well as procedures for committee member appointment and removal, committee structure and operations and committee reporting to the Board. The charters also will provide that each committee will annually evaluate its performance.

The Chair of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda.

The Board and each committee have the power to hire independent legal, financial or other advisors as they deem necessary without consulting or obtaining the approval of any officer of the Company in advance.

The Board may, from time to time, establish or maintain additional committees (including temporary or ad hoc committees) as necessary or appropriate.

Director Access to Officers and Employees

Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the Chief Executive Officer or the corporate secretary or directly by the director. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company and will, to the extent appropriate, copy the Chief Executive Officer on any written communications between a director and an officer or employee of the Company.

The Board generally welcomes regular attendance at each Board meeting of the senior officers of the Company. If the Chief Executive Officer wishes to have additional Company personnel attend on a regular basis, this suggestion should be brought to the Board for approval.

Director Compensation

The form and amount of director compensation will be determined by the Executive Compensation Committee, and the Executive Compensation Committee will conduct an annual review of director compensation. The Executive Compensation Committee will consider that directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director, a member of a director’s immediate family, or an organization with which the director or a member of the director’s immediate family is affiliated.

Director Orientation and Continuing Education

The Company’s Chairman, Chief Executive Officer, Chief Financial Officer, and Corporate Secretary, with assistance from the Nominating and Governance Committee, shall be responsible for providing an orientation for new directors and for periodically providing materials and briefings to all directors on subjects that would assist them in discharging their duties. The orientation of new directors shall include visits to key sites and, to the extent not provided at meetings of the Board, briefings by senior management on subjects that would assist them in discharging their duties. All directors are encouraged to participate in accredited director education programs. All other directors also are invited to attend the orientation program.

CEO Evaluation and Management Succession

The Executive Compensation Committee will conduct an annual review of the Chief Executive Officer’s performance as set forth in its charter. The Executive Compensation Committee should solicit input from all directors regarding the performance of the Chief Executive Officer. The Board will review the Executive Compensation Committee’s report in order to ensure that the Chief Executive Officer is providing the best leadership for the Company in the long-term and short-term.

The Nominating and Governance Committee should make an annual report to the Board on succession planning. The entire Board will work with the Nominating and Governance Committee to nominate and evaluate potential successors to the Chief Executive Officer. The Chief Executive Officer should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Annual Performance Evaluation

The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance, the performance of the committees of the Board and each individual director’s performance. This will be discussed with the full Board. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.

Stock Ownership Guidelines

Guidelines for Directors

Each non-employee director is required to own shares of the Company’s common stock valued at three times his or her annual cash retainer. The minimum number of shares to be held by directors will be calculated on June 30 of each calendar year based on the average of the high and low price of the Company common stock on the NYSE on that date. In the event that June 30 is not a date on which the NYSE is open for trading, this calculation will occur on the first trading day immediately following June 30. Any subsequent change in the value of the shares will not affect the amount of stock directors should hold during that year.

If the applicable ownership guideline is not achieved in any year following the annual calculation, the director is required to retain an amount equal to one hundred percent of Net Shares (as defined) received under any equity award subsequently issued to such director. This retention requirement will continue until such time as the applicable ownership requirement has been achieved by such director. “Net Shares” are those shares that remain after paying the exercise price of stock options or applicable withholding taxes upon the exercise of stock options or the vesting of restricted stock awards or performance units, regardless of whether payment is made in cash or by selling or netting shares.

Guidelines for Executive Officers

Stock ownership guidelines for the Company’s executive officers are determined as a multiple of the executive’s base salary as follows:

Level	Multiple of Base Salary
Chief Executive Officer	3.0x
Chief Operating Officer	2.0x
Executive Vice Presidents Other Executive Officers	1.5x 0.5x

Executive officers will have five years from August 3, 2010 to attain such level of ownership. Notwithstanding the foregoing, executive officers appointed after August 3, 2010 will have five years from the date of such appointment to attain such level of ownership. The minimum number of shares to be held by executive officers will be calculated on June 30 of each calendar year based on the average of the high and low price of the Company common stock on the NYSE on that date. In the event that June 30 is not a date on which the NYSE is open for trading, this calculation will occur on the first trading day immediately following June 30. Any subsequent change in the value of the shares will not affect the amount of stock executive officers should hold during that year. In the event an executive officer’s base salary is increased, the executive officer will have five years from the time of increase to acquire any additional shares needed to meet the stock ownership guidelines. Officers who are subsequently promoted to a higher office level will have five years from the date of promotion to acquire any additional shares needed to meet these stock ownership guidelines.

Effective August 3, 2010, if the applicable ownership guideline is not achieved in any year following any annual calculation, the executive officer is required to retain an amount equal to 50% of Net Shares (as defined) received under any equity awards subsequently issued to such executive officer. This retention requirement will continue until such time as the applicable ownership requirement has been achieved by such executive officer.

Notwithstanding the foregoing, if the applicable ownership guideline is not achieved following the five-year period beginning on the later of August 3, 2010 or such executive officer’s appointment, the executive officer is required to retain an amount equal to 100% of Net Shares received under any equity awards subsequently issued to such executive officer. This retention requirement will continue until such time as the applicable ownership requirement has been achieved by such executive officer.

Stock Ownership

The following will be used in determining stock ownership for purposes of these guidelines:

•	shares owned separately by the executive officer or director or owned either jointly with, or separately by, his or her immediate family members residing in the same household;

•	shares held in trust for the benefit of the executive officer or director or his or her immediate family members;

•	shares purchased on the open market;

•	shares held through the Company’s 401(k) plan, if any;

•	shares obtained through stock option exercise; and

•	restricted stock awards.

Stock ownership does not include unexercised stock options, stock appreciation rights, or the non-vested portion of any performance units.

Exceptions

There may be circumstances which cause these stock ownership guidelines to place a substantial hardship on a director or executive officer. Such circumstance may apply to the Company as a whole or be particular to an individual director or executive officer. The Board may, at its discretion, waive the stock ownership guidelines if compliance would create a substantial hardship or prevent an executive officer or director from complying with a court order, as in the case of a divorce settlement. In such instances, the Board will make the final decision as to developing an alternative stock ownership guideline for such director or executive officer that reflects the intention of these stock ownership guidelines.

One Year Holding Period

Regardless of whether the applicable minimum stock ownership guideline has been met, each director and executive officer shall be prohibited from selling, assigning or otherwise transferring all Net Shares received upon the exercise of any stock option or vesting of a restricted stock award or performance unit for a one year period beginning on the date the underlying stock option is exercised or the restricted stock award or performance unit vested.

Executive Severance Agreements

The Executive Compensation Committee will seek approval from the Company’s shareholders prior to making effective any provision in any severance agreement with an executive officer of the Company that, when combined with any other severance agreement(s) with that executive officer, provides benefits to the executive officer in an amount exceeding 2.99 times the sum of (i) the executive officer’s regular gross annual rate of base pay, plus (ii) the maximum bonus for which the executive officer would otherwise have been eligible during the applicable fiscal year (including without limitation any amounts payable to such executive under the Company’s short-term incentive plan or its long-term incentive plan).

The term “benefits” means (1) any lump-sum cash payment (including payments in lieu of medical and other benefits) to be paid pursuant to any severance agreement, including the payment of any “gross-up” tax liability, (2) the estimated present value of special retirement provisions that are awarded pursuant to any severance agreement, (3) any stock or option awards that are awarded pursuant to any severance agreement, (4) any prior stock or option awards as to which the executive officer’s access is accelerated pursuant to any severance agreement, (5) any fringe benefits that are awarded pursuant to any severance agreement, and (6) any consulting fees (including reimbursable expenses) to be paid to the executive pursuant to any severance agreement.

Human Resources Department The Firefighters’ Pension System 10th Floor, City Hall 414 East 12th Street Kansas City, Missouri 64106	(816) 513-1928 Fax: (816) 513-1280

December 18, 2014

BY OVERNIGHT DELIVERY AND FAX

(866-864-6049)

Mr. Joseph L. Landenwich

Co-General Counsel and Corporate Secretary

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202-2412

Re: The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust

Dear Mr.Landenwich:

In my capacity as Secretary of the Board of The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust (the “Fund”), I write to give notice that the Fund is withdrawing its shareholder proposal that it had intended to present at the 2015 annual meeting of shareholders (the “Annual Meeting’’) in view of the responsive steps Kindred Healthcare is taking to adopt a policy to seek shareholder approval of future golden parachutes.

The Fund appreciates the steps the Company is taking on this important issue.

Sincerely,

/s/ Richard G. Boersma
Richard G. Boersma
Secretary